Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

GE Healthcare Financial Services

Leslie Krohn
312/441-7710
leslie.krohn@ge.com

HPSC, Inc.
John W. Everets
617/720-3600
jeverets@hpsc.com

GE Healthcare Financial Services to Acquire HPSC, Inc.

Transaction Strengthens Medical and Dental Practice Offerings

Chicago and Boston (November 12, 2003) – GE Healthcare Financial Services has signed a definitive agreement to acquire HPSC, Inc. (AMEX: HDR), a premier provider of financing to medical and dental practices with over $1 billion in managed assets.  GE will acquire all of the issued and outstanding common stock of HPSC for $14.50 per share or a total consideration of approximately $72.4 million.  The all-stock deal, which is subject to customary closing conditions as well as regulatory and HPSC shareholder approvals, is expected to close in late 2003 or early 2004.

“The transaction will give us a platform to extend our position in the rapidly growing physician/dental practice industry,” said Rick Wolfert, president and CEO of GE Healthcare Financial Services.  “HPSC has a best-in-class franchise and relationships with nearly 75,000 medical and dental professionals nationwide, as well as the leading suppliers to this industry.”

Wolfert continued, “The combined organization will be able to introduce a broad mix of financial solutions to physician and dental practices, including:  real estate financing, practice acquisition financing, equipment financing, patient financing programs, professional liability insurance, employee benefit programs and more.  We’re confident that both HPSC and GE customers will benefit from this strategic move.”

HPSC, founded in 1975, was recently named one of the fastest growing publicly-traded companies in Massachusetts, ranking 50th on the Boston Globe’s Globe 100. HPSC is headquartered in Boston, with approximately 130 employees in 22 offices across 13 states.

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“We are extremely excited about joining with GE, and providing our customers with access to an even broader array of financial solutions,” said John Everets, chairman of HPSC.  “This is a tremendous opportunity because GE Healthcare Financial Services is the premier provider of financing solutions for healthcare organizations.  We are confident that GE’s proven commitment to growing its existing business will strengthen our existing relationships within the industry.”

GE Healthcare Financial Services was advised on this transaction by Sandler O’Neill Partners, L.P.  Keefe, Bruyette and Woods, Inc. advised HPSC.

About GE Healthcare Financial Services

GE Healthcare Financial Services, a unit of GE Commercial Finance, is the premier provider of capital, financial solutions and related services for the global healthcare industry.  With $10 billion in assets and nearly 700 employees, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending and vendor finance programs.  With a dedicated focus and a deep knowledge of the healthcare industry, GE Healthcare Financial Services works with customers to create tailored financing solutions that help them improve their productivity and profitability.  GE Healthcare Financial Services’ Web site is www.GEHealthcare.com.

GE Commercial Finance, with approximately $200 billion in assets, offers businesses of all sizes an array of financial services and products.  Based in Stamford, Conn., it is a part of GE, a diversified services, technology and manufacturing company with operations worldwide.

About HPSC

HPSC Inc. (AMEX: HDR) is a leading non-bank financial services company providing leasing and financing opportunities to medical and dental professionals across the United States.  For more information, please visit the company’s Web site at www.hpsc.com.

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Where to Find Additional Information about the Acquisition:

General Electric Company (GE) and HPSC intend to prepare and file with the Securities and Exchange Commission (SEC) a registration statement that will include a joint proxy statement/prospectus of GE and HPSC, and other relevant documents in connection with the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and other relevant materials, when they become available because they will contain important information about GE, HPSC and the proposed merger. In addition to the registration statement to be filed by GE in connection with the proposed merger, and the joint proxy statement/prospectus to be mailed to the stockholders of HPSC in connection with the proposed merger, each of GE and HPSC file annual, quarterly and special reports, proxy statements and other information with the SEC. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by GE or HPSC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. A free copy of the joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by GE or HPSC with the SEC, may also be obtained from GE and HPSC. In addition, investors and security holders may access copies of the documents filed with the SEC by GE on GE’s website at www.ge.com. Investors and security holders may obtain copies of the documents filed with the SEC by HPSC on HPSC’s website at www.hpsc.com.

GE, HPSC and their respective officers and directors may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the proposed merger. A description of the interests of the directors and executive officers of GE is set forth in GE’s proxy statement for its 2003 annual meeting, which was filed with the SEC on March 11, 2003. A description of the interests of the directors and executive officers of HPSC is set forth in HPSC’s proxy statement for its 2003 annual meeting, which was filed with the SEC on April 15, 2003. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Note regarding forward-looking statements:

This news release contains “forward-looking statements.” Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GE resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the acquisition, GE’s ability to successfully combine the businesses of GE Healthcare Financial Services and HPSC and to realize expected synergies from the acquisition, and changes in global, political, economic, business, competitive, market and regulatory forces. More detailed information about certain of these factors is contained in GE’s and HPSC’s filings with the SEC. Neither GE nor HPSC undertakes any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.